Exhibit 4.24

EXHIBIT A-3

AMENDMENT NO. 5

TO

ADOPTION AGREEMENT #001

RELATING TO

RETIREMENT SAVINGS TRUST AND PLAN

A PROTOTYPE PLAN SPONSORED BY

CALFEE, HALTER & GRISWOLD LLP

NORTH COAST ENERGY, INC.

EMPLOYEES’ PROFIT SHARING TRUST AND PLAN

1.             Section (38) of Adoption Agreement #001 is hereby amended, effective as of March 28, 2005, by the deletion of said Section and the substitution in lieu thereof of a new Section (38) to read as follows:

“(38)       Benefit Commencement Date. In the event of the Termination of Employment of a Participant for any reason other than his death, Disability or retirement, distribution shall be made or shall commence to be made pursuant to Section 15.2 of the Trust and Plan as of the date specified below:

(a)                                  Involuntary Cash-Out. If the value of his Vested Interest is $ 1,000 or less (not more than $5000):  (select one)

☒                                    as soon as reasonably possible following his Termination of Employment

☐                                    as soon as reasonably possible following the close of the Plan Year in which his Termination of Employment occurs

☐                                    as soon as reasonably possible following the close of the calendar quarter in which his Termination of Employment occurs

☐                                    as soon as reasonably possible following the close of the half-year in which his Termination of Employment occurs

☐                                    as soon as reasonably possible following the Valuation Date which coincides with or next follows the                (date, month, Plan quarter, Plan Year) which next follows his Termination of Employment

☐                                    involuntary cash-out not applicable

(b)                                 Amounts Not Subject to Involuntary Cash-Out. If the value of his vested interest is in excess of $ 1,000 (not more than $5000):  (select one)

☒                                    as soon as reasonably possible following the close of the Plan Year in which his Normal Retirement Date occurs, or as of such earlier date as the Participant shall select provided such earlier date is not earlier than an administratively reasonable period beyond the date of his Termination of Employment

☐                                    as soon as reasonably possible following the close of the Plan Year in which his Normal Retirement Date occurs, or as of such earlier date as the Participant shall select provided such earlier date is not earlier than

☐                                    as of the date specified below determined on the basis of the amount of his Vested Interest:

(i)                                     if the value of his Vested Interest is greater than $          (not more than $5,000), but not in excess of $         , the distribution shall be made or shall commence as soon as reasonably possible following the close of the Plan Year in which his Normal Retirement Date occurs, or as of such earlier date as the Participant shall select provided such earlier date is not earlier than an administratively reasonable period beyond the date of his Termination of Employment; or

(ii)                                  if the value of his Vested Interest is in excess of $           , the distribution shall be made or shall commence as soon as reasonably possible following the close of the Plan Year in which his Normal Retirement Date occurs, or as of such earlier date as the Participant shall select provided such earlier date is not earlier than an administratively reasonable period beyond

(c)                                  Account Becoming Cash-Out Eligible. If a Participant would have received a distribution under (a) above but for the fact that the value of his Vested Interest exceeded $1,000  (insert same dollar amount as under (a) and (b) above) upon his Termination of Employment, and if at a later date such value is reduced such that it does not exceed $1,000 (insert same dollar amount), the Participant:  (select one)

☒                        will

☐                        will not

receive a distribution of such Vested Interest pursuant to (a) above as soon as reasonably possible following such reduction below $ 1,000  (insert same dollar amount as under (a) and (b) above).

Except as otherwise permitted by the Adoption Agreement, pursuant to Section 18.1 or 18A.1 of the Trust and Plan and pursuant to the election of the Participant, distributions must be made or commence to be made not later than sixty (60) days after the close of the Plan Year in which the Participant’s Normal Retirement Date occurs.”

IN WITNESS WHEREOF, the Company and the Participating Companies, by their duly authorized officers, have caused this Amendment No. 3 to the North Coast Energy, Inc. Employees’ Profit Sharing Trust and Plan, to be executed this 28th day of October, 2005.

North Coast Energy, Inc.
(“Company”)		(“Participating Company”)

By	/s/ Tommy L. Knowles	By

And	/s/ Barb Duy	And

Calfee, Halter & Griswold LLP, by its duly authorized representative, hereby acknowledges receipt of and accepts the foregoing Amendment No. 5 to the North Coast Energy, Inc. Employees’ Profit Sharing Trust and Plan this          day of                                       , 20     .

CALFEE, HALTER & GRISWOLD LLP
(“Sponsor”)

By: